Exhibit 10a(11)

Margaret M. Pego Human Resources

Senior Vice President-Human Resources 80 Park Plaza, T4, Newark, NJ 07102

and Chief Human Resources Officer tel: 973-430-7243 fax: 973-242-5176

email: Margaret.Pego@pseg.com

September 22, 2015

Daniel J. Cregg

Dear Dan:

I am pleased to offer you the position of Executive Vice President and Chief Financial Officer of Public Service Enterprise Group Incorporated (“PSEG” or “Enterprise”) in PSEG Services Corporation, effective October 8, 2015. In this position, you will be paid a base annual salary of $520,000. You shall be eligible for your next salary review in January 2017. Salary reviews will be conducted annually thereafter.

You will be eligible to participate in PSEG’s Senior Management Incentive Compensation Plan (“SMICP”) under the terms and conditions of the SMICP. Your target incentive award for 2015 will be 75% of your base salary, however, you may be eligible to receive up to 112.5% of your base salary dependent upon business results. Targets and awards may be adjusted from time to time in accordance with established plan procedures. There is no guarantee of payment under the SMICP, and any such payment will be contingent upon your establishment and successful completion of goals and objectives. Your first award under the SMICP, if earned, will be based upon the successful completion of goals and objectives for 2015 and payable in 2016. Any SMICP award for 2015 will be prorated based on your promotion date of October 8, 2015. You will be eligible for a prorated Management Incentive Compensation Plan (“MICP”) award for the period January 1 to October 7, 2015 for your position as VP Finance, PSE&G.

You will continue to be a participant in the PSEG 2004 Long-Term Incentive Plan as amended (“LTIP”). It will be recommended to the Organization and Compensation Committee (“O&CC”) that you be granted a 2016 LTIP award of $800,000. As a Senior Officer, this and future grants will be in the form of 40% as Restricted Stock Units (“RSUs”) and 60% as Performance Share Units (“PSUs”). In the future, the number and form of LTIP grants recommended in any given year will appropriately reflect your responsibilities and ability to contribute to the long-term success of PSEG and is subject to the approval of the O&CC of the Board. All future grants under the LTIP will be subject to the terms of the LTIP and the related grant award agreements.

You will continue to be eligible to participate in the PSEG Deferred Compensation Plan For Certain Employees (“Deferred Compensation Plan”), which will allow you to defer all or a portion of your base pay and/or any cash incentive you may receive in any given year. In November, you will receive information regarding participation in the Deferred Compensation Plan for 2016.

For 2016, you will continue to be eligible to participate in the PSEG Equity Deferral Plan (“Deferred Equity Plan”), which will allow you to defer all or a portion of the receipt of shares under

D. Cregg 2 9/22/2015

the LTIP. In November, you will receive information regarding participation in the Deferred Equity Plan for 2016.

If, at the time you terminate from employment, you are determined to be a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), your nonqualified deferred compensation payments will be delayed for six months following your termination of employment to the extent necessary to satisfy Section 409A.

You will continue to be a Schedule A participant in the Key Executive Severance Plan of Public Service Enterprise Group Incorporated, as amended from time to time.

You will be eligible for an annual physical examination through the University of Pennsylvania.

You will continue to be provided a parking space in the Company parking garage in Newark, NJ. Aditionally, you will be eligible for a monthly vehicle stipend of $1,000.

You will be required to own and retain a level of company stock commensurate with your new position as outlined in the attached Officer Stock Ownership and Retention Policy.

At all times, your employment with PSEG Services Corporation is and will be considered at-will, which means that either you or the Company is free to terminate the employment relationship at any time, for any reason, with or without cause.

This letter shall not be construed, nor is it intended to be construed, as a binding contract of employment.

Additionally, enclosed is a booklet referencing the Responsibilities of Corporate Officers and Directors.

Finally, you will be required to sign the enclosed Confidentiality, Non-Competition, and Non-Solicitation Agreement, and the enclosed Arbitration Agreement.

If the foregoing is in accordance with your understanding, please sign this letter and the enclosed Agreements, and return them to me.

Sincerely,

/s/ Margaret M. Pego

Margaret M. Pego

Senior Vice President – Human Resources

and Chief Human Resources Officer

Agreed to this 22 day of September, 2015.

/s/ Daniel J. Cregg

Daniel J. Cregg

D. Cregg 3 9/22/2015

Attachments:

1.
Officer Stock Ownership & Retention Policy
2.
Responsibilities of Corporate Officers and Directors
3.
Confidentiality, Non-Competition and Non-Solicitation Agreement
4.
Arbitration Agreement